EXHIBIT 10.9
DATED September 5, 2000
AVANADE UK LIMITED
and
ANDREW WHITE

CONFIDENTIAL INFORMATION, INVENTIONS
AND NON-COMPETITIVE AGREEMENT

ALLEN & OVERY
London
EP: 142834.1
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THIS DEED is made on September 5, 2000,
BETWEEN:
(1)	AVANADE UK LIMITED whose registered office is at 1 Kingsway, London, England WC2B 6XD, (the “Company”);

(2)	ANDREW WHITE of 20 Hollybrook Road, Clartaf, Dublin 3 IRELAND (the “Executive”).

1.	Interpretation

(1)	In this Deed, the following expressions shall have the following meanings:

“Associated Company” means:
(a)	a company which is not a Subsidiary of the Company but whose issued equity share capital (as defined in section 744 of the Companies Act 1985) is owned as to at least 20 per cent, by the Company or one of its Subsidiaries; and

(b)	a Subsidiary of a company within (a) above;
“Board” means the directors of the Company present at a duly convened and quorate meeting of the directors or of a committee of the directors duly appointed for the purpose in question;
“Group” means the Company, its Subsidiaries and Associated Companies for the time being (including the Company) and “Group Company” means any one of them;
“Recognised Investment Exchange” means a relevant EEA market as defined in, or a market established under the rules of any investment exchange specified in Schedule 2 to the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996; and
“Subsidiary” means a subsidiary within the meaning of section 736 of the Companies Act 1985
(2)	References in this Deed to a person include a body corporate and an unincorporated association of persons and references to a company include any body corporate.

2.	Confidential Information

2.1	You are aware that in the course of your employment with the Company you will have access to and be entrusted with information in respect of the business and finances of the Company and its dealings, transactions and affairs and likewise in relation to any other Group Company all of which information is or may be Confidential Information.

2.2	You shall not during your employment or afterwards, use or exploit (except for the benefit of the Group) or divulge to any third party any Confidential Information except that you shall be permitted to do so:-
2.2.1	when necessary in the proper performance of the duties of your employment;

2.2.2	with the express written consent of the Board; or

2.2.3	where this is required by law.
2.3	You shall, during your employment, use your best endeavours to prevent the unauthorised use or disclosure of any Confidential Information whether by any other officer, employee or agent of the Group or otherwise and shall be under an obligation promptly and freely to report to the Board any such unauthorised use or disclosure which comes to your knowledge.

2.4	You shall not, during your employment or at any time thereafter make, except for the benefit of the Company or any Group Company, any copy, record or memorandum (whether or not recorded in writing or on computer disk or tape) of any Confidential Information and any such copy record or memorandum made by you during your employment shall be and remain the property of the Company and accordingly shall be returned by you to the Company on termination of the employment or when required to do so by the Board.

2.5	You shall not during the course of your employment without the prior written consent of the Board either directly or indirectly publish any opinion, fact or material or deliver any lecture or address or participate in the making of any film, radio broadcast, internet or television transmission or communicate with any representative of the media or any third party relating to:-
2.5.1	the business or affairs of the Company or any other Group Company or any of its or their officers, employees, customers, clients, suppliers, distributors, agents or shareholders; or

2.5.2	the development or exploitation of any Confidential Information or Intellectual Property Rights (as defined in clause 3 below)

and for the purpose of this clause media shall include television (terrestrial, satellite and cable) radio, internet, newspapers and other journalistic publications.
2.6	In this Agreement “Confidential Information” means
2.6.1	all information which relates to the business, finances, transactions, affairs, products, services, processes, equipment or activities of the Company and any other Group Company and which is designated by the Company and any other Group Company as confidential; and

2.6.2	all information relating to such matters which comes to your knowledge in the course of your employment and which, by reason of its character and/or the manner of its coming to your knowledge, is evidently confidential.

3.	Intellectual Property

3.1	In this clause “Intellectual Property Right” means a formula, process, invention, utility model, trade mark, service mark, business name, domain name, copyright, design right, patent, know-how, trade secret, database right and any other intellectual property right of any nature whatsoever throughout the world (whether registered or unregistered and including all applications and rights to apply for the same) which:
(a)	relates to or is useful in connection with the business or any product or service of the Company or any Group Company; or

(b)	is invented, developed, created or acquired by you (whether alone or jointly with any other person) during the course of your duties during the period of your employment.
3.2	Subject to the provisions of the Patents Act 1977, your entire interest in any Intellectual Property Right will, as between you and the Company or any Group Company, become the property of the Company or any Group Company as absolute beneficial owner without any payment to you for it.

3.3	You will promptly communicate in confidence to the Company full particulars of any Intellectual Property Right (whether or not it is vested in the Company or any Group Company pursuant to sub-clause (2) above or otherwise) and you must not use, disclose to any person or exploit any Intellectual Property Right belonging to the Company or any Group Company without the prior written consent of the Company.

3.4	With respect to any Intellectual Property Right which is not vested in the Company or any Group Company pursuant to sub-clause (2) above or otherwise, you will negotiate in good faith with the Company with a view to the Company or any Group Company acquiring all your right, title and interest in that Intellectual Property Right and, unless the Company or any Group Company has, in writing, declined to negotiate or acquire the Intellectual Property Right, you must not jeopardise the grant of any registration in respect of the Intellectual Property Right by any public or non-confidential disclosure for a period of three months from the date on which full particulars of it are communicated to the Company.

3.5	You must, at the request and expense of the Company, prepare and execute instruments and do other acts and things as may be necessary or desirable to enable the Company or any Group Company or its or their nominee(s) to obtain and maintain protection of any Intellectual Property Right vested in the Company or any Group Company in those parts of the world as may be specified by the Company or any Group Company or its {or their] nominee(s) and to enable the Company or any Group Company to exploit any Intellectual Property Right vested in the Company or any Group Company to best advantage.

3.6	You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to execute or sign all such documents and do all such acts as may be necessary or desirable to give effect to the provisions of this clause.

3.7	You hereby irrevocably and unconditionally waive any and all of your moral rights (conferred by Chapter IV of the Copyright Designs and Patents Act 1988) and, to the extent possible, all moral rights in any other jurisdiction, in relation to any Intellectual Property Right which is or becomes owned by the Company or any Group Company, except to the extent that you exercise such moral rights at the Company’s request and reasonable expense.

3.8	Your obligations under this clause continue to apply after the termination of your employment (whether terminated lawfully or not). Each of those obligations is enforceable independently of each of the others and its validity is not affected if any of the others is unenforceable to any extent.

4.	Protective Covenants

4.1	In this clause:
(a)	“Client” means any person, firm or company who at any time during the Relevant Period was a client of the Company or any Group Company, with whom or which you dealt other than in a de minimis way or for whom or which you were responsible on behalf of the Company or any Group Company at any time during the said period;

(b)	“Business” means:
(i) the business of providing computer system engineering or consulting services to design, develop or modify enterprise or internet/e-commerce computer systems; or
(ii) the provision of any products or services which are at the Termination Date either (a) produced, marketed or otherwise offered by the Company or any Group Company, or (b) under research or development by the Company or any Group Company, in either case in respect of which the Executive was actively engaged or concerned in the course of his employment during the Relevant Period;
(c)	“Prospective Client” means any person, firm or company who has been engaged in negotiations, with which you have been personally involved, with the Company or a Group Company with a view to purchasing goods and services from the Company or any Group Company in the Relevant Period;

(d)	“Relevant Period” means the period of 12 months ending on the Termination Date;

(e)	“Relevant Area” means any part of any country in which you were actively involved in the business of the Company or another Group Company at any time during the Relevant Period;

(f)	“Termination Date” means the date on which your employment with the Company terminates; and

(g)	references to the Company or another Group Company include its successors in business if the succession occurs after the Termination Date.
4.2	You covenant with the Company that you will not, except with the Company’s consent, during your employment and for a period of 12 months after the Termination Date be concerned in any business which is carried on in the Relevant Area and which is competitive or likely to be competitive with the Business. For this purpose, you are concerned in a business if:
(a)	you carry it on as principal or agent; or

(b)	you are a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or

(c)	you have any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

(d)	you are a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business, disregarding any financial interest of a person in securities which are listed or dealt in on any Recognised Investment Exchange if that person, you and any person connected with you (within the meaning of section 839 of the Income and Corporation Taxes Act 1988) are interested in securities which amount to less than five per cent, of the issued securities of that class and which, in all circumstances, carry less than five per cent, of the voting rights (if any) attaching to the issued securities of that class.
4.3	You covenant with the Company that you will not directly or indirectly on your own account or on behalf of or in conjunction with any person during your employment and for a period of 12 months after the Termination Date induce or attempt to induce any employee to whom this sub-clause applies to leave the employment of the Company or any Group Company (whether or not this would be a breach of contract by the employee). This sub-clause applies to an employee of the Company or any Group Company with whom you had material dealings in the course of your employment during the Relevant Period and who is employed wholly or mainly in an executive or managerial capacity.

4.4	The covenants in this clause are for the benefit of the Company itself and as trustee for each other Group Company.

4.5	Each of the restrictions in each paragraph or sub-clause above is enforceable independently of each of the others and its validity is not affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restriction (including part of any of the definitions in sub-clause (1)) were deleted, the restriction in question applies with such modification as may be necessary to make it valid.

4.6	You acknowledge that your senior position with the Company and any Group Company gives you access to and the benefit of confidential information vital to the continuing business of the Company and any Group Company and influence over and connection with the Company’s customers, suppliers, distributors, agents, employees, workers, consultants and directors and those of any Group Company in or with which you are engaged or in contact and acknowledge and agree that the provisions of this clause are reasonable in their application to you and necessary but no more than sufficient to protect the interests of the Company and any Group Company.

4.7	In the event that the Company requires you not to perform any of your duties and excludes you from the Company’s premises and places you on garden leave in accordance with the terms of your contract, the period of the protective covenants as set out in this clause 4 shall be reduced by the length of any period on garden leave served before the Termination Date.

4.8	In consideration of you complying with the restrictions in this clause 4.2, the Company shall continue to pay your salary monthly in arrears for the duration of the restrictions. In the event that you fail to comply with any of the restrictions in clause 4.2, in addition to any other remedies the Company may have, the Company shall cease to pay to you your salary and you shall have no further entitlement to such salary. For the avoidance of doubt, if the Company waives the restrictions at clause 4.2, you shall cease to be entitled to further salary.

4.9	If any person, during your employment or any period during which the covenants in this clause apply, offers to you any arrangement or contract which might or would cause you to breach any of the covenants, you will notify that person of the terms of this clause.

5.	Miscellaneous

On termination of your employment with the Company and at any other time at the Company’s request, you shall immediately deliver to the Company all property in your possession, custody or under your control belonging to any Group Company including (but not limited to) business cards, credit and charge cards, security and computer passes, original and copy documents or other media on which information is held in your possession relating to the business or affairs of any Group Company

You shall not during or after your employment knowingly or willingly do or cause or permit to be done anything which is calculated or may tend to prejudice or injure the interests of the Group and if during your employment you shall learn of any act or omission by any other person whether or not employed by the Company which is calculated or may tend to prejudice or injure the interests of the Company you shall promptly report it to the Board giving all necessary particulars.

This Deed is governed by and construed in accordance with English law.
DELIVERED AS A DEED on the date of this document.

SIGNED AND DELIVERED as a	)
deed	)
by (Director) and	)	/s/ Richard O’Reilly

(Director/Secretary))		/s/ Illegible

on behalf of	)
AVANADE UK LIMITED in the presence of.	)	/s/ Carolyn Dibble

EXECUTED as a deed by	)
ANDREW WHITE	)	Andrew White
)
in the presence of:	)	20 Hollybrook Road, Clontarf, Dublin 3 IRELAND

Witness

Signature:	/s/ Richard O’ Reilly
Name:	Richard O’ Reilly
Address:	47 CASTLEPARK ROAD
DALKEY
CO. DUBLIN